SUNAMERICA SERIES TRUST

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that the undersigned Trustees of SunAmerica Series Trust do hereby constitute and appoint Gregory N. Bressler, Kathleen D. Fuentes, Christopher J. Tafone, Edward J. Gizzi, Gregory R. Kingston, John T. Genoy, Louis O. Ducote and Jennifer M. Rogers or any of them, the true and lawful agents and attorneys-in-fact of the undersigned with respect to all matters arising in connection with any Registration Statement on Form N-1A or Form N-14 and any and all amendments (including pre- and post-effective amendments) thereto, with full power and authority to execute said Registration Statement for and on behalf of the undersigned, in our names and in the capacities indicated below, and to file the same, together with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission. The undersigned hereby give to said agents and attorneys-in-fact full power and authority to act in the premises, including, but not limited to, the power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agents and attorneys-in fact would have if personally acting. The undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any substitute or substitutes, may do by virtue hereof.

WITNESS the due execution hereof on the date and in the capacity set forth below.

Signature	Title	Date

/s/ Bruce G. Willison	Chairman and Trustee	June 23, 2021
Bruce G. Willison

/s/ Garrett F. Bouton	Trustee	June 23, 2021
Garrett F. Bouton

/s/ Carl D. Covitz	Trustee	June 23, 2021
Carl D. Covitz

/s/ Tracey C. Doi	Trustee	June 23, 2021
Tracey C. Doi

/s/ Sharon French	Trustee	June 23, 2021
Sharon French

/s/ Jane Jelenko	Trustee	June 23, 2021
Jane Jelenko

/s/ Gilbert T. Ray	Trustee	June 23, 2021
Gilbert T. Ray

/s/ Charles H. Shelf	Trustee	June 23, 2021
Charles H. Self

/s/ Allan L. Sher	Trustee	June 23, 2021
Allan L. Sher